Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERNATIONAL COAL GROUP NAMES BRADLEY W. HARRIS

VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Scott Depot, West Virginia, September 5, 2006 – International Coal Group, Inc. (NYSE: ICO) today announced the appointment of Bradley W. Harris as Vice President and Chief Financial Officer. Harris will be responsible for all aspects of the Company’s financial operations, including external and internal reporting, general accounting, income taxes, budgets, billing, accounts payable and payroll.

Harris, a certified public accountant, has 25 years of corporate finance and public accounting experience, primarily in the manufacturing and real estate sectors. He most recently was chief financial officer for GMH Communities Trust, a publicly traded specialty housing company based in Newton Square, PA. Harris successfully lead that company’s initial public offering in 2004, raising net proceeds of more than $330 million and a follow-on offering of more than $125 million.

Harris’s public company experience also includes serving as chief accounting officer for Brandywine Realty Trust, Plymouth Meeting, PA, one of the Mid-Atlantic Region’s largest full-service real estate companies with 300 office and industrial properties under ownership or management. At Brandywine, Harris managed all aspects of the company’s financial operations in addition to leading its equity offerings and managing the company’s Sarbanes-Oxley compliance.

He previously was controller for Envirosource, Incorporated, a publicly traded metal reclamation services company in Horsham, PA. From 1981 to 1996 Bradley served in various positions with Ernst & Young LLP, most recently as audit senior manager. At E&Y, Harris’s clients included publicly traded manufacturing and real estate companies.

“Brad’s technical skills and financial expertise as well as his broad range of experience in public company finance and accounting adds to the depth of management talent we are building at International Coal Group,” said Ben Hatfield, chief executive officer. “We look forward to Brad’s leadership as the company grows over the next several years.”

Harris graduated from Lehigh University with a B.S. degree in accounting and also received his M.B.A. degree from Lehigh. He is a member of the American Institute and Pennsylvania Institute of Certified Public Accountants.

ICG is a leading producer of coal in Northern and Central Appalachia and the Illinois Basin. The Company has 11 active mining complexes, of which 10 are located in Northern and Central Appalachia and one in Central Illinois. ICG’s mining operations and reserves are strategically located to serve utility, metallurgical and industrial customers throughout the Eastern United States.

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For more information

Contact:

Ira Gamm

Vice President – Investor and Public Relations

(304) 760-2619

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